Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of the Registration Statements on Form S-3 (No. 333-257812) and (No. 333-280881) and the Registration Statements on Form S-8 (333-169042), (333-257348), (333-272399) and (333-280622) pertaining to the Data Storage Corporation 2021 Stock Incentive Plan, of our report dated April 14, 2026, with respect to the audited financial statements of Data Storage Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Rosenberg Rich Baker Berman, P.A.

New York, New York

April 14, 2026